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FOR IMMEDIATE RELEASE                                   Kim Kellogg

Wed., May 21, 1997

WELLS FARGO PRESIDENT TO RETIRE LATER THIS YEAR

Wells Fargo & Co. today announced that President William Zuendt, 50, plans to retire later this year. Effective immediately, four vice chairmen will form a team with Chairman Paul Hazen, as part of a newly created Office of the Chairman.

Zuendt, who assumed the presidency in 1995, has been responsible for guiding the bank's retail strategy since the early 1980s.

"I've always planned to retire early, but there were so many challenges and exciting developments throughout the 1990s that I kept postponing my decision," said Zuendt. "In the early 1990s, Wells Fargo was in the midst of the real estate recession and I was an integral part of running the company on a day to day basis. After that, time just flew, as one thing after another happened -- Carl Reichardt retired, I became president, and it was clear that we had a great opportunity facing us with the possible acquisition of First Interstate. I wanted to be part of that.

"Now that we've acquired First Interstate and merged the two organizations, the timing seems right."

"We're sorry to be losing Bill," said Paul Hazen, chairman. "He has been an invaluable member of our team for more than two decades and his vision has helped shape us into one of the industry's leaders. He will be missed.

"Fortunately, we've completed the integration of First Interstate and our senior management team is in place throughout our territory. Now, our highest priority is to capitalize on opportunities before us."


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Zuendt retires/2

Office of the Chairman
"With the formation of the Office of the Chairman, we are expanding the leadership team responsible for the overall direction of the company. The individuals joining me in the Office of the Chairman bring a rich set of capabilities that will enable us to continue to be a leader in the industry. This team will play an active role with me in setting the direction for the company," Hazen said. "Bill will continue to report to me until his retirement, and he will resign from the Board in July." The management structure will be organized along three customer segments: CONSUMER AND SMALL BUSINESS BANKING will be headed by Vice Chairman Terri Dial, 47; INVESTMENT GROUPS, which serve individual and institutional investors, will be headed by Vice Chairman Clyde Ostler, 50. WHOLESALE BANKING, which serves commercial, corporate and real estate customers, and includes The Trade Bank, will be headed by Vice Chairman Charlie Johnson, 55.

FINANCE, OPERATIONS, SYSTEMS AND ADMINISTRATIVE GROUPS that support the business units, will be headed by Vice Chairman and Chief Financial Officer Rod Jacobs,
56. A separate business unit dedicated to Online Financial Services managed by Dudley Nigg will also report to Rod.


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"I am enthusiastic about the breadth of capabilities and experiences of this team of individuals and about their collective capacity for leadership," Hazen said.

BACKGROUND ON ZUENDT
Zuendt joined Wells Fargo in 1973, with responsibility for its computer systems and operations. In 1980, he was elected an executive vice president and moved to Retail Banking, where he directed the bank's strategy throughout the decade. He became vice chairman in 1986, and president in January 1995.

Raised in Hicksville, N.Y., Zuendt earned a B.S. degree in mathematics from Rensselaer Polytechnic Institute in Troy, N.Y. in 1969, and an MBA degree from Stanford University, 1973.